Exhibit 15.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 14, 2006, AudioCodes Ltd. and its subsidiaries (together the “Company” or “AudioCodes”), acquired all the outstanding shares of Netrake Corporation (“Netrake”) for a purchase price consisting of $ 10.0 million in cash, plus transaction costs of $ 650,000.

Netrake is a leading provider to fixed and mobile service providers for real-time delivery of voice and multimedia solutions across IP networks. Utilizing Netrake’s session border controllers and security gateways, service providers can leverage market leading security capabilities, reliability, scalability, and feature richness to interconnect and secure networks and users. Netrake operates in the United States.

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition of all of the outstanding shares of Netrake by AudioCodes under the purchase method of accounting after giving effect to the pro forma adjustments described in the accompanying notes.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2006 gives effect to the acquisition of Netrake as if it had occurred on such date (and does not include the Company’s previous acquisition of Nuera Communications, Inc.) and has been derived from AudioCodes’ unaudited consolidated balance sheet as of June 30, 2006 and Netrake’s unaudited balance sheet as of June 30, 2006. This pro forma combined balance sheet reflects the allocation of the purchase price to the Netrake assets acquired based on their estimated fair values at the date of acquisition. The excess of the consideration paid by AudioCodes in the acquisition over the fair value of Netrake’s identifiable assets and liabilities has been recorded as goodwill.

The following unaudited pro forma condensed combined statements of income combine the historical statements of income of AudioCodes and Netrake for the periods set forth below. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 and six months ended June 30, 2006, give effect to the acquisition as if it had occurred on January 1, 2005. The unaudited condensed combined statement of income for the year ended December 31, 2005 has been derived from AudioCodes audited consolidated statement of income for the year ended December 31, 2005 and Netrake’s audited statement of income for the year ended December 31, 2005. The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2006 has been derived from AudioCodes’ unaudited consolidated statement of income for the six months ended June 30, 2006 and Netrake’s unaudited statement of income for the six months ended June 30, 2006.

The pro forma adjustments are based on available financial information and certain estimates and assumptions that AudioCodes believes are reasonable and are set forth in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. Integration costs are not included in the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of each of AudioCodes and Netrake.

The pro forma adjustments and allocation of the purchase price are preliminary and based upon preliminary estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of Netrake that exist as of the date of the completion of the transaction. Any final adjustments may materially change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a significant change to the unaudited pro forma condensed combined financial data.

AudioCodes Ltd. and its Subsidiaries
Unaudited Pro Forma Condensed Combined Statements of Income
For the Six months Ended June 30, 2006
(U.S. dollars in thousands, except per share data)

	AudioCodes	Netrake	Adjustments		Note	Pro forma

Revenues	$64,629	$1,986	$			$66,615
Cost of revenues	26,257	1,031		306	(3a)	27,594

Gross profit	38,372	955		(306)		39,021
Operating expense:
Research and development, net	14,544	4,036				18,580
Selling and marketing	16,180	2,175				18,355
General and administrative	3,698	2,013				5,711

Total operating expenses	34,422	8,224		-		42,646

Operating income (loss)	3,950	(7,269)		(306)		(3,625)
Financial income (expense), net	2,352	(285)		(220)	(3b)	1,847
Equity in losses of affiliated companies	386	-		-		386

Income (loss) before taxes on income	5,916	(7,554)		(526)		(2,164)
Tax benefits (tax expenses), net	(386)	-		107	(3c)	(279)

Net income (loss)	$5,530	$(7,554)		$(419)		$(2,443)

Basic net earnings (loss) per share	$0.13					$(0.06)

Diluted net earnings (loss) per share	$0.13					$(0.06)

Weighted average number of shares used in
computing basic net earnings (loss) per
share (in thousands)	41,401					41,401

Weighted average number of shares used in
computing diluted net earnings (loss) per
share (in thousands)	44,089					44,089

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

AudioCodes Ltd. and its Subsidiaries
Unaudited Pro Forma Condensed Combined Statements of Income
For the Year Ended December 31, 2005
(U.S. dollars in thousands, except per share data)

	AudioCodes	Netrake	Adjustments		Note	Pro forma

Revenues	$115,827	$5,374	$			$121,201
Cost of revenues	46,993	3,716		612	(3a)	51,321

Gross profit	68,834	1,658		(612)		69,880
Operating expense:
Research and development, net	24,415	7,565				31,980
Selling and marketing	25,944	4,085				30,029
General and administrative	6,004	4,630				10,634

Total operating expenses	56,363	16,280		-		72,643

Operating income (loss)	12,471	(14,622)		(612)		(2,762)
Financial income (expense), net	2,457	(88)		(298)	(3b)	2,071
Equity in losses of affiliated companies	693	-				693

Income (loss) before taxes on income	14,235	(14,710)		(910)		(1,384)
Tax benefits (tax expenses), net	(799)	-		214	(3c)	(585)

Net income (loss)	$13,436	$(14,710)		$(696)		$(1,969)

Basic net earnings (loss) per share	$0.33					$(0.05)

Diluted net earnings (loss) per share	$0.31					$(0.05)

Weighted average number of share used in
computing basic net earnings (loss) per
share (in thousands)	40,296					40,296

Weighted average number of shares used in
computing diluted net earnings (loss)
per share (in thousands)	43,086					43,086

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

AudioCodes Ltd. and its Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2006
(U.S. dollars in thousands)

	AudioCodes	Netrake	Adjustments		Note	Pro forma

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$108,513	$480		$(9,450)	(2a)	$99,543
Short-term bank deposits and structured
notes	56,850	-				56,850
Short-term marketable securities and accrued interest	25,563	-				25,563
Trade receivables, net	19,954	858				20,812
Other receivables and prepaid expenses	6,108	341				6,449
Inventories	13,377	1,655				15,032

Total current assets	230,365	3,334		(9,450)		224,249

LONG-TERM INVESTMENTS:
Long-term bank deposits and structured
notes	9,960	30				9,990
Long-term marketable securities	31,968	-				31,968
Investment in companies	3,191	-		(550)		2,641
Deferred tax assets	4,654	-				4,654
Severance pay funds	6,249	-				6,249

Total long-term investments	56,022	30		(550)		55,502

PROPERTY AND EQUIPMENT, NET	6,198	624				6,822

INTANGIBLE ASSETS, DEFERRED
CHARGES AND OTHER, NET	2,839	-		5,774	(2b)	8,613

GOODWILL	17,496	-		15,008	(2c)	32,504

Total assets	$312,920	$3,988		$10,782		$327,690

LIABILITIES AND SHAREHOLDERS'
EQUITY
CURRENT LIABILITIES:
Trade payables	$8,799	$861	$			$9,660
Other payables and accrued expenses	19,234	11,238		614	(2a)	31,086

Total current liabilities	28,033	12,099		614		40,746

ACCRUED SEVERANCE PAY	6,801	-				6,801

DEFERRED TAX LIABILITIES, NET	-	-		2,021	(2e)	2,021

SENIOR CONVERTIBLE NOTES	120,925	-				120,925

Total shareholders' equity (deficiency)	157,161	(8,111)		8,147	(2d)	157,197

Total liabilities and shareholders' equity	$312,920	$3,988		$10,782		$327,690

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTE 1:- GENERAL

The unaudited pro forma condensed combined financial statements reflect the acquisition of all the outstanding shares of Netrake. The total purchase price consisted of $ 10.0 million in cash, plus transaction costs of $ 650,000. The transaction has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair values at the date the acquisition was completed.

The purchase consideration was estimated as follows (U.S. dollars in thousands):

Cash consideration	$10,000
Estimated transaction expenses	650

Total consideration	$10,650

Based upon a preliminary valuation of tangible and intangible assets acquired, AudioCodes has allocated the total cost of the acquisition to Netrake’s assets as follows:

June 30 2006
U.S. dollars in thousands

Cash, cash equivalents, receivables, other receivables and inventories	3,334
Long term bank deposit	30
Net tangible liabilities	(12,099)
Property and equipment, net	624
Core Technology	5,688
Backlog	87
Deferred tax liabilities, net	(2,021)
Goodwill	15,008

Total consideration	10,650

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill arising from acquisitions is not amortized. In lieu of amortization, AudioCodes is required to perform an annual and interim impairment review. If AudioCodes determines, through the impairment review process, that goodwill has been impaired, it will record the impairment charge in its statement of income. AudioCodes will also assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

NOTE 2: -

The pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the acquisition as if it had occurred on June 30, 2006 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired as noted above, including the elimination of Netrake’s equity account.

Adjustments included in the pro forma condensed combined balance sheet are summarized as follows:

a.	Cash consideration paid for Netrake and related transaction costs.
b.	Valuation of Netrake’s intangible assets allocated to core technology and backlog.
c.	Valuation of Netrake’s intangible assets allocated to goodwill.
d.	Elimination of all components of Netrake’s shareholder equity.
e.	Deferred income tax liabilities of $ 2.0 million provided in respect of identifiable intangible assets.

NOTE 3: -

The pro forma condensed combined statements of income for the six months ended June 30, 2006 and for the year ended December 31, 2005, include the adjustments necessary to give effect to the acquisition as if it had occurred on January 1, 2005.

a.	Amortization of intangible assets established as part of the purchase price allocation in connection with the acquisition of Netrake. Intangible assets are amortized on a straight-line basis over their estimated useful lives of 2-10 years.

b.	Elimination of interest income on AudioCodes cash and cash equivalents used for cash consideration and payment of related expenses in the acquisition.

c.	Utilization of deferred tax liabilities related to amortization of intangible assets acquired.

NOTE 4: -

Amortization of acquired intangible assets is calculated using the following estimated useful lives:

Years

Core Technology	10
Backlog	2